Exhibit 2.2

STOCK PURCHASE AGREEMENT

dated as of December 1, 2004

by and between

VIEWPOINT CORPORATION

and

THE STOCKHOLDERS LISTED ON THE SCHEDULE
OF SELLING STOCKHOLDERS ATTACHED HERETO

with respect to all

outstanding capital stock of

UNICAST COMMUNICATIONS CORP.

      This STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of December 1, 2004 (the “Execution Date”) is made and entered into by and between Viewpoint Corporation, a Delaware corporation (“Purchaser”) on the one hand, and The MacManus Group, Inc. (“MacManus”), Kenneth Fadner (“Fadner”), James Lash (“Lash”), and Grace Internet Capital, LLC (“Grace”; each of Grace, Lash, MacManus, and Fadner a “Seller”, and collectively, the “Sellers”) on the other. Capitalized terms not otherwise defined herein have the meanings set forth in Section 13.01.

      WHEREAS, each Seller owns the number of shares of common stock, par value $0.01 per share, of Unicast Communications Corp., a Delaware corporation (the “Company”) set forth adjacent to its name on the Schedule of Selling Stockholders attached hereto;

      WHEREAS, the shares of common stock, par value $0.01 per share, of the Company listed on the Schedule of Selling Stockholders attached hereto constitute all issued and outstanding shares of capital stock of the Company (such shares being referred to herein as the “Shares”); and

      WHEREAS, Sellers desire to sell, and Purchaser desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
SALE OF SHARES AND CLOSING

      1.01 Purchase and Sale. Sellers agree to sell to Purchaser, and Purchaser agrees to purchase from Sellers, all of the right, title and interest of Sellers in and to the Shares at the Closing on the terms and subject to the conditions set forth in this Agreement.

      1.02 Purchase Price. The purchase price (the “Purchase Price”) for the Shares is:

(a) One million eighty four thousand seven hundred eleven (1,084,711) shares of common stock, par value $0.001 per share, of Purchaser (“Purchaser Common Stock”) which is equal to $2,625,000 divided by the Per Share Price (such shares, the “Purchaser Shares”). For purposes of this Agreement, “Per Share Price” means $2.42, which is the volume weighted average price of Purchaser Common Stock on the NASDAQ market for the ten (10) Trading Days immediately preceding the Execution Date multiplied by 0.95; and

(b) $188,000 in cash, payable in immediately available United States funds at the Closing in the manner provided in Section 1.04.

      1.03 Purchase Price Adjustment to Reflect Net Liabilities.

      (a) Additional Purchase Price. The Purchase Price may be subject to adjustment as set forth below and all references to “Purchase Price” in this Agreement shall be deemed to be the Purchase Price as adjusted, if at all, pursuant to Sections 1.03(c) and (e) below.

      (b) Closing Date Balance Sheet, Certificate, and Net Liabilities. Within thirty (30) days following the Closing Date, Purchaser shall cause the Company, in consultation with Sellers, to deliver to Sellers and Purchaser (a) a balance sheet as of the Closing Date which presents fairly the financial position of the Company as of the Closing Date in accordance with GAAP (the “Closing Date Balance Sheet”), and (b) a certificate (the “Closing Date Certificate”) substantially in the form of the certificate attached hereto as Exhibit A, setting forth (i) in detail the amount of gross Accounts Receivable of the Company as of the Closing Date (the “Closing Date Accounts Receivable”) and (ii) Sellers' good faith estimate of the Closing Date Net Liabilities (as defined in the Closing Date Certificate) of the Company as determined from and supported by the Closing Date Balance Sheet. During normal business hours and upon reasonable notice from Purchaser, Seller shall make all of its work papers and other relevant documents in connection with the preparation of the Closing Date Balance Sheet available to Purchaser and Purchaser's independent public accountants (“Purchaser's Accountants”) and shall make the persons in charge of the preparation of the Closing Date Balance Sheet available for reasonable inquiry by Purchaser and Purchaser's Accountants.

      (c) First True-Up Date and Contingent Additional Cash Consideration. Within one hundred twenty (120) days following the Closing Date, Purchaser shall deliver to Sellers' representative a certificate, substantially in the form of the Closing Date Certificate (the “First True-Up Date Certificate”), executed by the Chief Financial Officer of Purchaser and setting forth the Closing Date Net Liabilities as calculated by Purchaser in good faith (and using the same principles as used and applied in preparing the Closing Date Balance Sheet and as set forth in the Closing Date Certificate) as of the date that is one hundred ten (110) days following the Closing Date (the “First True-Up Date”). If Closing Date Net Liabilities as of the First True-Up Date are less than eight hundred twelve thousand dollars ($812,000), Purchaser shall pay to Sellers pro rata (based on the Subsequent Distribution Allocation Percentages (defined below) one hundred eighty-seven thousand dollars ($187,000) by wire transfer of immediately available funds (to the accounts designated by each Seller) on or before the date that is one hundred twenty (120) days following the Closing Date.

      (d) Receivables Collection Shortfall. Purchaser shall, on and after the Closing Date, use its commercially reasonable best efforts to collect (and shall cause the Company to use the Company's commercially reasonable best efforts to collect) the Closing Date Accounts Receivable and shall not take or omit to take (or cause or allow the Company to take or omit to take) any action that could delay, impede or prevent the collection. Purchaser shall, after the Closing Date, also allow Sellers to participate in efforts to collect Closing Date Accounts Receivable as reasonably requested by Sellers and once every two weeks, will (or will cause the Company to) provide Sellers with updated reports as to Closing Date Accounts Receivable collected and actions taken by Purchaser in seeking to collect Closing Date Accounts Receivable. For purposes of determining Closing Date Net Liabilities as of the First True-Up Date, the parties hereby agree that the dollar value of any Closing Date Accounts Receivable uncollected as of the First True-Up Date shall be deemed to have no value. The parties hereby further agree that for purposes of calculating Net Liabilities as of the Second True-Up Date (as defined below), Closing Date Accounts Receivable collected between the First True-Up Date and the Second True-Up shall be deemed to have a value equal to ninety percent (90%) of the amount actually collected.

      (e) Second True-Up Date and Contingent Additional Purchaser Common Stock and Cash Consideration. Within one hundred ninety (190) days following the Closing Date, Purchaser shall deliver to Sellers' representative a second certificate, substantially in the form of the Closing Date Certificate, executed by the Chief Financial Officer of Purchaser and setting forth the Closing Date Net Liabilities as calculated by Purchaser in good faith (and using the same principles as used and applied in preparing the Closing Date Balance Sheet and as set forth in the Closing Date Certificate) as of the date that is one hundred eighty (180) days following the Closing Date (the “Second True-Up Date”). If Closing Date Net Liabilities are less than one million dollars ($1,000,000) as of the Second True-Up Date, Purchaser shall, within one hundred ninety (190) days following the Closing Date, issue to Sellers a number of shares of Purchaser Common Stock equal to (a) one million dollars ($1,000,000) less the Closing Date Net Liabilities calculated as of the Second True Up Date divided by (b) the Per Share Price (the “True-Up Shares”). Purchaser shall deliver to Sellers certificates representing the True-Up Shares, in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, with requisite stock transfer tax stamps, if any attached, and the True-Up Shares shall be allocated to and among the Sellers pro rata based on the allocation percentages (as defined set forth in the last sentence of Section 1.04. In addition, if (x) Purchaser was not obligated to make a payment to Sellers in accordance with the final sentence of Section 1.03(e) above because Closing Date Net Liabilities calculated as of the First True-Up Date exceeded eight hundred twelve thousand dollars ($812,000) and (b) Closing Date Net Liabilities calculated as of the Second True-Up Date are one million dollars ($1,000,000) or less, then, in addition to the shares of Purchaser Common Stock Purchaser is required to issue in accordance with the immediately preceding sentence, Purchaser shall pay to Sellers pro rata (based on the Subsequent Allocation Percentages), one hundred eighty-seven thousand dollars ($187,000) by wire transfer of immediately available funds (to the accounts designated by each Seller) on or before the date that is one hundred ninety (190) days following the Closing Date.

      If (a) Purchaser was not obligated to make a payment to Sellers in accordance with the final sentence of Section 1.03(c) above because Closing Date Net Liabilities calculated as of the First True-Up Date exceeded eight hundred twelve thousand dollars ($812,000) and (b) Closing Date Net Liabilities calculated as of the Second True-Up Date are greater than one million dollars ($1,000,000) but less than one million one hundred eighty-seven thousand dollars ($1,187,000), then Purchaser shall pay to Sellers pro rata (based on the Subsequent Allocation Percentages), an amount equal to the amount by which one million one hundred eighty-seven thousand dollars ($1,187,000) exceeds Closing Date Net Liabilities calculated as of the Second True-Up Date, by wire transfer or immediately available funds (to the accounts designated by each Seller) on or before the date that is 190 days following the Closing Date.

      (f) Review; Disputes.

(i) From and after the Closing, the Purchaser shall provide the Sellers and any accountants or advisors retained by the Sellers with reasonable access to the books and records of the Purchaser for the purposes of: (A) enabling the Sellers and their accountants and advisors to calculate, and to review the Purchaser's calculation of, the Closing Date Net Liabilities as of the First True-Up Date or Second True-Up Date pursuant to paragraphs (c) and (e), respectively, of this Section 1.03, as applicable; and (B) identifying any dispute related to the calculation of the Closing Date Net Liabilities as of such dates.

(ii) If the Requisite Sellers (as defined herein) dispute the Purchaser's calculation of the Closing Date Net Liabilities as of either the First True-Up Date or the Second True-Up Date, then the Requisite Sellers shall deliver a written notice (a “Dispute Notice”) to the Purchaser during the 21-day period commencing upon receipt by the Sellers of the applicable certificate of the Purchaser's Chief Financial Officer, as prepared by the Purchaser in accordance with the requirements of paragraph (c) or (e) of this Section 1.03, as applicable (the “Review Period”). The Dispute Notice shall set forth, in summary form, the principal basis for the dispute of such calculation.

(iii) If the Requite Sellers do not deliver a Dispute Notice to the Purchaser prior to the expiration of the Review Period, the Purchaser's calculation of the Closing Date Net Liabilities set forth in the Purchaser's certificate shall be deemed final and binding on the Purchaser and the Sellers for all purposes of this Agreement.

(iv) If the Requisite Sellers deliver a Dispute Notice to the Purchaser prior to the expiration of the Review Period, then the Requisite Sellers and the Purchaser shall use commercially reasonable efforts to reach agreement on the amount of the Closing Date Net Liabilities. If the Requisite Sellers and the Purchaser are unable to reach agreement on the amount of the Closing Date Net Liabilities within 30 days after the end of the Review Period, either party shall have the right to refer such dispute to the New York, New York office of a mutually acceptable regional or national accounting firm that is not affiliated with (and has not previously worked for any of the Sellers or Purchaser) (such firm, or any successor thereto, being referred to herein as the “Designated Accounting Firm”) after such 30th day. In connection with the resolution of any such dispute by the Designated Accounting Firm: (i) each of the Purchaser and the Requisite Sellers shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide their views as to any disputed issues with respect to the calculation of the Closing Date Net Liabilities; (ii) the Designated Accounting Firm shall determine the Closing Date Net Liabilities in accordance with the same principles used and applied in preparing the Closing Date Balance Sheet and as set forth in the Closing Date Certificate within 30 days of such referral and upon reaching such determination shall deliver a copy of its calculations (the “Expert Calculations”) to the Sellers and the Purchaser; and (iii) the determination of the Closing Date Net Liabilities made by the Designated Accounting Firm shall be final and binding on the Purchaser and the Sellers for all purposes of this Agreement, absent manifest error. In calculating the Closing Date Net Liabilities, the Designated Accounting Firm shall be limited to addressing any particular disputes referred to in the Dispute Notice. The Expert Calculations shall reflect in detail the differences, if any, between the Closing Date Net Liabilities reflected therein and the Closing Date Net Liabilities set forth in the certificate of the Purchaser's Chief Financial Officer. The fees and expenses of the Designated Accounting Firm shall be borne equally by the Purchaser, on the one hand, and the Requisite Sellers, on the other hand, pro rata based on the relative number of Shares owned by each of the Requisite Sellers without giving effect to the transactions contemplated by this Agreement.

      1.04 Closing. The Closing will take place at the offices of Viewpoint Corporation, 498 Seventh Avenue, 18th Floor, New York, N.Y. 10018, or at such other place as Purchaser and Seller mutually agree, at 10:00 A.M. local time, on the Closing Date. At the Closing, Purchaser will pay the initial purchase price by (i) delivery to Sellers of certificates representing the Purchaser Shares, in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, with requisite stock transfer tax stamps, if any attached, and (ii) wire transfer of one hundred eighty-eight thousand dollars ($188,000) of immediately available funds to such account as MacManus may direct by written notice delivered to Purchaser by Seller at least two (2) Business Days before the Closing Date. Simultaneously, Sellers will assign and transfer to Purchaser all of Sellers' right, title and interest in and to the Shares by delivering to Purchaser certificates representing the Shares, in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, with requisite stock transfer tax stamps, if any, attached. At the Closing, there shall also be delivered to Seller and Purchaser the certificates and other Contracts, documents and instruments to be delivered under Articles VI and VII. The Purchaser Shares shall be allocated among the Sellers in the following percentages: 37.461% to Lash, 41.849% to Fadner, 19.65% to MacManus, and 1.039% to Grace. All other payments or distributions to the Sellers under this Agreement shall be allocated among the Sellers pro rata to their ownership of the Shares in the following percentages: 34.958% to Lash, 39.052% to Fadner, 25.02% to MacManus and 0.97% to Grace (the “Subsequent Allocation Percentages”). At Closing, the Company (or to the extent the Company then has insufficient funds, the Purchasers shall pay by wire transfer of immediately available funds as directed by the following persons the following amounts: (x) the principal and accrued interest under the bridge notes issued to each of MacManus, Lash, and Fadner, which bridge notes are referenced in Section 2.10 of the Disclosure Schedule; and (y) the fees and expenses of Cooley Godward LLP, counsel to the Company.

      1.05 Further Assurances; Post-Closing Cooperation.

      (a) At any time or from time to time after the Closing, Seller shall execute and deliver to Purchaser such other documents and instruments, provide such materials and information and take such other actions as Purchaser may reasonably request to more effectively to vest title to the Shares in Purchaser and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Company and the Subsidiaries and their Assets and Properties and Books and Records, and otherwise to cause Seller to fulfill its obligations under this Agreement and the Operative Agreements to which it is a party.

      (b) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business or Condition of the Company in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation or review of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) the determination or enforcement of the rights and obligations of any party to this Agreement or any of the Operative Agreements or (v) in connection with any actual or threatened Action or Proceeding. Further, each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

      (c) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business or Condition of the Company not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other party, such other party shall use its best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by a Seller in accordance with this paragraph shall be held confidential by such Seller in accordance with Section 14.05.

      (d) Notwithstanding anything to the contrary contained in this Section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with any provision of this Section shall be subject to applicable rules relating to discovery.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS

      Except as set forth or described in the Disclosure Schedule, Sellers hereby represent and warrant to Purchaser, severally and not jointly, as of the Execution Date as follows:

      2.01 Organization of Sellers. MacManus is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and Grace is a limited liability company duly organized and existing and in good standing under the Laws of its jurisdiction of formation. Each Seller has full power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation to own, hold, sell and transfer (pursuant to this Agreement) the Shares.

      2.02 Authority. Each of Grace and MacManus represents that the execution and delivery by it of this Agreement and the Operative Agreements to which it is a party, and the performance by it of its obligations hereunder and thereunder, have been duly and validly authorized by all requisite corporate or limited liability company action on its part, as applicable. The execution and delivery by Messrs. Fadner and Lash of this Agreement and the Operative Agreements to which they are a party, and the performance of their respective obligations hereunder and thereunder, have been duly authorized, no other action being necessary. This Agreement has been duly and validly executed and delivered by each such Seller and constitutes, and upon the execution and delivery by each such Seller of the Operative Agreements to which each is a party, such Operative Agreements will constitute, legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their terms.

      2.03 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. Section 2.03 of the Disclosure Schedule lists all lines of business in which the Company is participating or engaged. The Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section 2.03 of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except (x) for those jurisdictions in which the adverse effects of all such failures by the Company and the Subsidiaries to be qualified, licensed or admitted and in good standing can in the aggregate be eliminated without material cost or expense by the Company or a Subsidiary, as the case may be, becoming qualified or admitted and in good standing, or (y) for those jurisdictions where the failure to be so qualified would not have a Company Material Adverse Effect. The name of each director and officer of the Company on the date hereof, and the position with the Company held by each, are listed in Section 2.03 of the Disclosure Schedule. Seller has prior to the execution of this Agreement delivered to Purchaser true and complete copies of the certificate of incorporation and by-laws of the Company as in effect on the date hereof.

      2.04 Capital Stock. The authorized capital stock of the Company consists solely of seven hundred fifty thousand (750,000) shares of Common Stock, of which only the Shares have been issued. The Shares are duly authorized, validly issued, outstanding, fully paid and nonassessable. Sellers own the Shares, beneficially and of record, free and clear of all Liens. Except for this Agreement and as disclosed in Section 2.04 of the Disclosure Schedule, there are no outstanding Options with respect to the Company. The delivery of a certificate or certificates at the Closing representing the Shares in the manner provided in Section 1.04 will transfer to Purchaser good and valid title to the Shares, free and clear of all Liens.

      2.05 Subsidiaries. Section 2.05 of the Disclosure Schedule lists the name of each Subsidiary and all lines of business in which each Subsidiary is participating or engaged. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation identified in Section 2.05 of the Disclosure Schedule, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. Each Subsidiary is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section 2.05 of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of such Subsidiary's Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except (x) for those jurisdictions in which the adverse effects of all such failures by the Company and the Subsidiaries to be qualified, licensed or admitted and in good standing can in the aggregate be eliminated without material cost or expense by the Company or a Subsidiary, as the case may be, becoming qualified, licensed or admitted and in good standing, or (y) for those jurisdictions where the failure to be so qualified would not have a Company Material Adverse Effect. Section 2.05 of the Disclosure Schedule lists for each Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record owners of such outstanding capital stock. Except as disclosed in Section 2.05 of the Disclosure Schedule, all of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, beneficially and of record, by the Company or Subsidiaries wholly owned by the Company free and clear of all Liens. Except as disclosed in Section 2.05 of the Disclosure Schedule, there are no outstanding Options with respect to any Subsidiary. The name of each director and officer of each Subsidiary on the date hereof, and the position with such Subsidiary held by each, are listed in Section 2.05 of the Disclosure Schedule. Seller has prior to the execution of this Agreement delivered to Purchaser true and complete copies of the certificate or articles of incorporation and by-laws (or other comparable corporate charter documents) of each of the Subsidiaries as in effect on the date hereof.

      2.06 No Conflicts. The execution and delivery by each Seller of this Agreement do not, and the execution and delivery by each Seller of the Operative Agreements to which it is a party, the performance by Sellers of their respective obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents), of MacManus, Grace, the Company or any Subsidiary;

(b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.07 of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to any Seller or the Company or any Subsidiary or any of their respective Assets and Properties; or

(c) except as disclosed in Section 2.06 of the Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require any Seller or the Company or any Subsidiary to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon any Seller, the Company or any Subsidiary or any of their respective Assets and Properties under, any Contract or License to which any Seller or the Company or any Subsidiary is a party or by which any of their respective Assets and Properties is bound.

      2.07 Governmental Approvals and Filings. Except as disclosed in Section 2.07 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller or the Company or any Subsidiary is required in connection with the execution, delivery and performance by the Sellers or the Company of this Agreement or any of the Operative Agreements to which any of those is a party or the consummation of the transactions contemplated hereby or thereby.

      2.08 Books and Records. The minute books and other similar records of the Company and the Subsidiaries as made available to Purchaser prior to the execution of this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the boards of directors of the Company and the Subsidiaries. The stock transfer ledgers and other similar records of the Company and the Subsidiaries as made available to Purchaser prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the capital stock of the Company and the Subsidiaries. Except as set forth in Section 2.08 of the Disclosure Schedule, neither the Company nor any Subsidiary has any of its Books and Records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or a Subsidiary.

      2.09 Financial Statements. Prior to the execution of this Agreement, Seller has delivered to Purchaser true and complete copies of the following financial statements:

(a) the unaudited balance sheets of the Company and its consolidated subsidiaries as of December 31, 2003, and 2002, and the related audited consolidated statements of operations, stockholders' equity and cash flows for each of the fiscal years then ended; and

(b) the unaudited balance sheet of the Company and its consolidated subsidiaries as of October 31, 2004, and the related unaudited consolidated statements of operations, stockholders' equity and cash flows for the portion of the fiscal year then ended.

Except as set forth in the notes thereto and as disclosed in Section 2.09 of the Disclosure Schedule, all such financial statements (i) were prepared in accordance with GAAP (except that such financial statements do not contain any footnotes required under GAAP), (ii) fairly present the consolidated financial condition and results of operations of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods covered thereby, and (iii) were compiled from the Books and Records of the Company and the Subsidiaries regularly maintained by management and used to prepare the financial statements of the Company and the Subsidiaries in accordance with the principles stated therein. The Company and the Subsidiaries have maintained their respective Books and Records in a manner sufficient to permit the preparation of financial statements in accordance with GAAP. Except for those Subsidiaries listed in Section 2.09 of the Disclosure Schedule, the financial condition and results of operations of each Subsidiary are, and for all periods referred to in this Section 2.09 have been consolidated with those of the Company.

      2.10 Absence of Changes. Except for the execution and delivery of this Agreement and the transactions and events to take place pursuant hereto on or prior to the Closing Date (whether contemplated by this Agreement or set forth or described in the Disclosure Schedule), since October 31, 2004 there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a Company Material Adverse Effect. Without limiting the foregoing, except as disclosed in Section 2.10 of the Disclosure Schedule, there has not occurred between October 31, 2004 and the date hereof:

(i) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any Subsidiary not wholly owned by the Company, or any direct or indirect redemption, purchase or other acquisition by the Company or any Subsidiary of any such capital stock of or any Option with respect to the Company or any Subsidiary not wholly owned by the Company;

(ii) any authorization, issuance, sale or other disposition by the Company or any Subsidiary of any shares of capital stock of or Option with respect to the Company or any Subsidiary, or any modification or amendment of any right of any holder of any outstanding shares of capital stock of or Option with respect to the Company or any Subsidiary;

(iii) (x) any increase in the salary, wages or other compensation of any officer, employee or consultant of the Company or any Subsidiary; (y) any establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, employment-related Contract or other employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, employment-related Contract or other employee compensation arrangement; or (z) any adoption, entering into or becoming bound by any Benefit Plan, employment-related Contract or collective bargaining agreement, or amendment, modification or termination (partial or complete) of any Benefit Plan, employment-related Contract or collective bargaining agreement, except to the extent required by applicable Law and, in the event compliance with legal requirements presented options, only to the extent the option which the Company or Subsidiary reasonably believed to be the least costly was chosen;

(iv) (A) incurrences by the Company or any Subsidiary of Indebtedness, or (B) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Company or any Subsidiary under, any Indebtedness of or owing to the Company or any Subsidiary;

(v) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment of the Company or any Subsidiary;

(vi) any material change in (x) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company, or any Subsidiary or (y) any method of calculating any bad debt, contingency or other reserve of the Company or any Subsidiary for accounting, financial reporting or Tax purposes, or any change in the fiscal year of the Company or any Subsidiary;

(vii) any write-off or write-down of or any determination to write off or write down any of the Assets and Properties of the Company or any Subsidiary;

(viii) any acquisition or disposition of, or incurrence of a Lien (other than a Permitted Lien) on, any Assets and Properties of the Company or any Subsidiary other than in the ordinary course of business consistent with past practice;

(ix) any (x) amendment of the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of the Company or any Subsidiary, (y) recapitalization, reorganization, liquidation or dissolution of the Company or any Subsidiary or (z) merger or other business combination involving the Company or any Subsidiary and any other Person;

(x) any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (A) any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed in the Disclosure Schedule pursuant to Section 2.19(a) or (B) any material License held by the Company or any Subsidiary;

(xi) capital expenditures or commitments for additions to property, plant or equipment of the Company and the Subsidiaries constituting capital assets;

(xii) any commencement or termination by the Company or any Subsidiary of any line of business;

(xiii) any transaction by the Company or any Subsidiary with any Seller or any officer, director or Affiliate (other than the Company or any Subsidiary) of any Seller (A) outside the ordinary course of business consistent with past practice or (B) other than on an arm's-length basis, other than pursuant to any Contract in effect on October 31, 2004 and disclosed pursuant to Section 2.19(a)(vii) of the Disclosure Schedule or disclosed elsewhere in the Disclosure Schedule;

(xiv) any entering into of a Contract to do or engage in any of the foregoing after the date hereof; or

(xv) any other transaction involving or development affecting the Company or any Subsidiary outside the ordinary course of business consistent with past practice.

      2.11 No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheet as of October 31, 2004 or in the notes thereto or as disclosed in Section 2.11 of the Disclosure Schedule or any other Section of the Disclosure Schedule, there are no Liabilities of the type required under GAAP to be recorded or disclosed in the Company's financial statements against, relating to or affecting the Company or any Subsidiary or any of their respective Assets and Properties, other than Liabilities (i) incurred in the ordinary course of business consistent with past practice or (ii) which, individually or in the aggregate, are not material to the Business or Condition of the Company.

      2.12 Taxes. Except as disclosed in Section 2.12 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

(a) The Company and its Subsidiaries have filed all material Tax Returns and reports required to be filed by or on behalf of each of them, or requests for extensions to file such returns or reports have been timely filed or granted and have not expired, and all such Tax Returns and reports are complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a Company Material Adverse Effect on the Business or Condition of the Company. The Company and each of its Subsidiaries has paid (or there has been paid on their behalf) all Taxes shown as due on such Tax Returns and reports. The balance sheet of the Company and its Subsidiaries as of October 31, 2004 reflects an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed for which the Company or any of its Subsidiaries could be held liable that are not adequately reserved for, except for inadequately reserved Taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a Company Material Adverse Effect. No requests for waivers of the time to assess any Taxes against the Company or any of its Subsidiaries have been granted or are pending.

(b) Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any agreement relating to the allocation or sharing of Taxes or has any liability for the Taxes of any person other than the Company or its Subsidiaries, as a transferee, or successor or otherwise (including, without limitation, any liability under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law).

(c) Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that under Code Section 280G will not be deductible.

(d) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations (within the meaning of Code Section 1504(a)) filing consolidated Tax Returns.

      2.13 Legal Proceedings. Except as disclosed in Section 2.13 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

(a) there are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened against, relating to or affecting Seller, the Company or any Subsidiary or any of their respective Assets and Properties which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or otherwise result in a material diminution of the benefits contemplated by this Agreement or any of the Operative Agreements to Purchaser, or (ii) if determined adversely to Seller, the Company or a Subsidiary, could reasonably be expected to result in (x) any injunction or other equitable relief against the Company or any Subsidiary that would interfere in any material respect with its business or operations or (y) Losses by the Company or any Subsidiary, individually or in the aggregate with Losses in respect of other such Actions or Proceedings, exceeding $25,000;

(b) there are no facts or circumstances Known to Seller that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (a) above; and

(c) there are no Orders outstanding against the Company or any Subsidiary.

      2.14 Compliance With Laws and Orders. Except as disclosed in Section 2.14 of the Disclosure Schedule, neither the Company nor any Subsidiary is or has at any time within the last five (5) years been, or has received any notice that it is or has at any time within the last five (5) years been, in violation of or in default under, in any material respect, any Law or Order applicable to the Company or any Subsidiary or any of their respective Assets and Properties.

      2.15 Benefit Plans; ERISA.

      (a) Section 2.15(a) of the Disclosure Schedule (i) contains a true and complete list of each of the Benefit Plans, (ii) identifies each of the Benefit Plans that is a Qualified Plan, (iii) identifies each Benefit Plan which at any time during the five-year period preceding the date of this Agreement was a Defined Benefit Plan and (iv) lists, describes and identifies each other Plan maintained, established, sponsored or contributed to by an ERISA Affiliate, or any predecessor thereof, which, during the five-year period preceding the date of this Agreement, was at any time a Defined Benefit Plan. Neither the Company nor any Subsidiary has scheduled or agreed upon future increases of benefit levels (or creations of new benefits) with respect to any Benefit Plan (other than those already provided for under the terms of any Benefit Plan), or as otherwise required by applicable law and no such increases or creation of benefits have been proposed, made the subject of representations to employees or requested or demanded by employees under circumstances which make it reasonable to expect that such increases will be granted. Except as disclosed in Section 2.15(a) of the Disclosure Schedule, no loan is outstanding between the Company or any Subsidiary and any employee.

      (b) Neither the Company nor any Subsidiary maintains or is obligated to provide benefits under any life, medical or health plan (other than as an incidental benefit under a Qualified Plan) which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation of 1985, as amended, or any similar state or local benefit continuation law.

      (c) Except as set forth in Section 2.15(c) of the Disclosure Schedule, each Benefit Plan covers only employees who are employed by the Company or a Subsidiary (or former employees or beneficiaries with respect to service with the Company or a Subsidiary), so that the transactions contemplated by this Agreement will require no spin-off of assets and liabilities or other division or transfer of rights with respect to any such plan.

      (d) Neither the Company, any Subsidiary, any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time contributed to any “multiemployer plan”, as that term is defined in Section 4001 of ERISA.

      (e) Each of the Benefit Plans is in form, and its administration is and has been since inception to the Company's knowledge, in all material respects in compliance with, and neither the Company nor any Subsidiary has received any claim or notice that any such Benefit Plan is not in compliance in material respects with, all applicable Laws and Orders and prohibited transactions exemptions, including the requirements of ERISA, the Code, the Age Discrimination in Employment Act, the Equal Pay Act and Title VII of the Civil Rights Act of 1964. Each Qualified Plan is qualified under Section 401(a) of the Code, and, if applicable, complies with the requirements of Section 401(k) of the Code, or any form or operational violations are immaterial or not likely to result in disqualification of the Plan. Each Benefit Plan that is not a Qualified Plan which is intended to provide for the deferral of income, the reduction of salary or other compensation or to afford other Tax benefits complies to the Company's knowledge with the requirements of the applicable provisions of the Code or other Laws required in order to provide such Tax benefits.

      (f) Neither Seller, the Company nor any Subsidiary is in default in performing any of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract. Except for any de minimis or immaterial amounts, all contributions and other payments required to be made by Seller, the Company or any Subsidiary to any Benefit Plan with respect to any period ending before or at or including the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in Financial Statements in accordance with GAAP. There are no material outstanding liabilities of any Benefit Plan other than liabilities for benefits to be paid to participants in such Benefit Plan and their beneficiaries in accordance with the terms of such Benefit Plan, and other than ordinary expenses related to the administration or operation of the Benefit Plans.

      (g) No event has occurred, and the Company is unaware of any condition or set of circumstances in connection with any Benefit Plan, under which the Company or any Subsidiary, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to incur material liability under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or Section 4975 of the Code.

      (h) No transaction contemplated by this Agreement will result in liability to the PBGC under Section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to the Company, any Subsidiary, Purchaser or any corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA, and no event or condition exists or has existed which could reasonably be expected to result in any such liability with respect to Purchaser, the Company, any Subsidiary or any such corporation or organization. No “reportable event” within the meaning of Section 4043 of ERISA has occurred with respect to any Defined Benefit Plan. No termination re-establishment or spin-off re-establishment transaction has occurred with respect to any Subject Defined Benefit Plan. No Subject Defined Benefit Plan has incurred any accumulated funding deficiency whether or not waived. No filing has been made and no proceeding has been commenced for the complete or partial termination of, or withdrawal from, any Benefit Plan which is a Pension Benefit Plan.

      (i) Except as set forth in Section 2.15(i) of the Disclosure Schedule, no benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested, funded or payable by reason of the purchase of stock under this Agreement.

      (j) To the Knowledge of Seller, there are no pending or threatened claims by or on behalf of any Benefit Plan, by any Person covered thereby, or otherwise, which allege violations of Law which could reasonably be expected to result in material liability on the part of Purchaser, the

Company, any Subsidiary or any fiduciary of any such Benefit Plan, nor is there any reasonable basis for such a claim.

      (k) No employer securities, employer real property or other employer property is included in the assets of any Benefit Plan.

      (l) The fair market value of the assets of each Subject Defined Benefit Plan, as determined as of the last day of the plan year of such plan which coincides with or first precedes the date of this Agreement, was not less than the present value of the projected benefit obligations under such plan at such date as established on the basis of the actuarial assumptions applicable under such Subject Defined Benefit Plan at said date and, to the Knowledge of Seller, there have been no material changes in such values since said date.

      (m) Complete and correct copies of the following documents have been furnished to Purchaser prior to the execution of this Agreement:

(i) the Benefit Plans and any predecessor plans referred to therein, any related trust agreements, and service provider agreements, insurance contracts or agreements with investment managers, including without limitation, all amendments thereto (but limited to documents that are currently effective);

(ii) current summary Plan descriptions of each Benefit Plan subject to ERISA, and any similar descriptions of all other Benefit Plans;

(iii) the most recent Form 5500 and Schedules thereto for each Benefit Plan subject to ERISA reporting requirements;

(iv) the most recent determination of the IRS with respect to the qualified status of each Qualified Plan;

(v) the most recent accountings with respect to any Benefit Plan funded through a trust;

(vi) the most recent actuarial report of the qualified actuary of any Subject Defined Benefit Plan or any other Benefit Plan with respect to which actuarial valuations are conducted; and

(vii) all qualified domestic relations orders or other orders governing payments from any Benefit Plan.

      2.16 Real Property.

      (a) Neither the Company nor any Subsidiary owns any real property. Section 2.16(a) of the Disclosure Schedule contains a true and correct list of each parcel of real property leased by the Company or any Subsidiary (as lessor or lessee).

      (b) The Company and the Subsidiaries have adequate rights of ingress and egress with respect to the real property listed in Section 2.16(a) of the Disclosure Schedule and all buildings, structures, facilities, fixtures and other improvements thereon. None of such real property, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable Law in any material respect (whether or not permitted on the basis of prior nonconforming use, waiver or variance).

      (c) The Company or a Subsidiary has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it for the full term of the lease thereof. Each lease referred to in paragraph (a) above is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary and of each other Person that is a party thereto, and except as set forth in Section 2.16(c) of the Disclosure Schedule, there is no, and neither the Company nor any Subsidiary has received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. Neither the Company nor any Subsidiary owes any brokerage commissions with respect to any such leased space.

      (d) Seller has delivered to Purchaser prior to the execution of this Agreement true and complete copies of all leases (including any amendments and renewal letters).

      (e) Except as disclosed in Section 2.16(e) of the Disclosure Schedule, the improvements on the real property identified in Section 2.16(a) of the Disclosure Schedule are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of Seller, there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

      2.17 Tangible Personal Property; Investment Assets.

      (a) The Company or a Subsidiary is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in or reasonably necessary for the conduct of their business, including all tangible personal property reflected on the balance sheet for October 31, 2004 and tangible personal property acquired since October 31, 2004 other than property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible personal property is free and clear of all Liens, other than Permitted Liens and Liens disclosed in Section 2.17(a) of the Disclosure Schedule, and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

      (b) Section 2.17(b) of the Disclosure Schedule describes each Investment Asset owned by the Company or any Subsidiary on the date hereof. Except as disclosed in Section 2.17(b) of the Disclosure Schedule, all such Investment Assets are owned by the Company or a Subsidiary free and clear of all Liens other than Permitted Liens.

      2.18 Intellectual Property Rights. The Company and the Subsidiaries have interests in or use only the Intellectual Property disclosed in Section 2.18 of the Disclosure Schedule, each of which the Company or a Subsidiary either has all right, title and interest in or valid and binding rights under Contract to use. No other Material Intellectual Property is used or necessary in the conduct of the business of the Company or any Subsidiary. To the knowledge of the Company, except as disclosed in Section 2.18 of the Disclosure Schedule, (i) the Company or a Subsidiary has the exclusive right to use the Intellectual Property disclosed in Section 2.18 of the Disclosure Schedule, (ii) all registrations with and applications to Governmental or Regulatory Authorities in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by the Company or a Subsidiary to maintain their validity or effectiveness, (iii) there are no restrictions on the direct or indirect transfer of any Contract, or any interest therein, held by the Company or any Subsidiary in respect of such Intellectual Property, (iv) Seller has delivered to Purchaser prior to the execution of this Agreement documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in such Intellectual Property, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use without reliance on the special knowledge or memory of any Person, (v) the Company and the Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets, (vi) neither the Company nor any Subsidiary is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any Contract to use such Intellectual Property and (vii) to the Knowledge of Seller, no such Intellectual Property is being infringed by any other Person. None of the Sellers and neither the Company nor any Subsidiary has received notice that the Company or any Subsidiary is infringing any Intellectual Property of any other Person, no claim is pending or, to the Knowledge of Seller, has been made to such effect that has not been resolved and, to the Knowledge of Seller, neither the Company nor any Subsidiary is infringing any Intellectual Property of any other Person.

      2.19 Contracts.

      (a) Section 2.19(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to Purchaser prior to the execution of this Agreement), to which the Company or any Subsidiary is a party or by which any of their respective Assets and Properties is bound:

(i) (A) all Contracts (excluding Benefit Plans) providing for a commitment of employment or consultation services for a specified or unspecified term or otherwise relating to employment or the termination of employment, the name, position and rate of compensation of each Person party to such a Contract and the expiration date of each such Contract; and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct (excluding Benefit Plans and any such Contracts referred to in clause (A)) involving an obligation of the Company or any Subsidiary to make payments in any year, other than with respect to salary or incentive compensation payments in the ordinary course of business, to any employee exceeding $2,000 or any group of employees exceeding $15,000 in the aggregate;

(ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company or any Subsidiary to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with the Company or any Subsidiary;

(iii) all material partnership, joint venture, shareholders' or other similar Contracts with any Person;

(iv) all Contracts relating to Indebtedness of the Company or any Subsidiary;

(v) all material Contracts with distributors, dealers, manufacturer's representatives, sales agencies or franchisees;

(vi) all Contracts relating to (A) the future disposition or acquisition of any Assets and Properties, other than dispositions or acquisitions in the ordinary course of business consistent with past practice, and (B) any merger or other business combination;

(vii) all Contracts between or among the Company or any Subsidiary, on the one hand, and Seller, any officer, director or Affiliate (other than the Company or any Subsidiary) of Seller, on the other hand;

(viii) all collective bargaining or similar labor Contracts;

(ix) all Contracts that (A) limit or contain restrictions on the ability of the Company or any Subsidiary to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages or to engage in any Business Combination or (B) require the Company or any Subsidiary to maintain specified financial ratios or levels of net worth or other indicia of financial condition; and

(x) all other Contracts (other than Benefit Plans, leases listed in Section 2.16(a) of the Disclosure Schedule and insurance policies listed in Section 2.21 of the Disclosure Schedule) that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company or any Subsidiary of more than $25,000 annually and (B) cannot be terminated within sixty (60) days after giving notice of termination without resulting in any material cost or penalty to the Company or any Subsidiary.

      (b) Each Contract required to be disclosed in Section 2.19(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms against the Company and, to the Knowledge of Sellers, of each party thereto; and except as disclosed in Section 2.19(b) of the Disclosure Schedule neither the Company, any Subsidiary nor, to the Knowledge of Sellers, any other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) in any material respect.

      2.20 Licenses. Section 2.20 of the Disclosure Schedule contains a true and complete list of all Licenses used in and material, individually or in the aggregate, to the business or operations of the Company or any Subsidiary (and all pending applications for any such Licenses), setting forth the grantor, the grantee, the function and the expiration and renewal date of each. Prior to the execution of this Agreement, Seller has delivered to Purchaser true and complete copies of all such Licenses. Except as disclosed in Section 2.20 of the Disclosure Schedule:

(i) the Company and each Subsidiary owns or validly holds all Licenses that are material, individually or in the aggregate, to its business or operations;

(ii) each License listed in Section 2.20 of the Disclosure Schedule is valid, binding and in full force and effect; and

(iii) neither the Company nor any Subsidiary is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.

      2.21 Insurance. Section 2.21 of the Disclosure Schedule contains a true and complete list (including the names and addresses of the insurers, the names of the Persons to whom such Policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a “claims made” or an “occurrence” policy and a brief description of the interests insured thereby) of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies currently in effect that insure the business, operations or employees of the Company or any Subsidiary or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company or any Subsidiary and that (i) have been issued to the Company or any Subsidiary or (ii) have been issued to any Person (other than the Company or any Subsidiary) for the benefit of the Company or any Subsidiary. The insurance coverage provided by any of the policies described in clause (i) above will not terminate or lapse by reason of the transactions contemplated by this Agreement. Each policy listed in Section 2.21 of the Disclosure Schedule is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither the Company, any Subsidiary nor the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. The insurance policies listed in Section 2.21 of the Disclosure Schedule are placed with financially sound and reputable insurers and, in light of the respective business, operations and Assets and Properties of the Company and the Subsidiaries, are in amounts and have coverages that are reasonable and customary for Persons engaged in such businesses and operations and having such Assets and Properties. Neither the Company, any Subsidiary nor the Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

      2.22 Affiliate Transactions. Except as disclosed in Section 2.19(a)(vii) or Section 2.22(a) of the Disclosure Schedule, or as disclosed elsewhere in the Disclosure Schedule: (i) there are no intercompany Liabilities between the Company or any Subsidiary, on the one hand, and Seller, any officer, director or Affiliate (other than the Company or any Subsidiary) of Seller, on the other, (ii) neither Seller nor any such officer, director or Affiliate provides or causes to be provided any assets, services or facilities to the Company or any Subsidiary, (iii) neither the Company nor any Subsidiary provides or causes to be provided any assets, services or facilities to Seller or any such officer, director or Affiliate and (iv) neither the Company nor any Subsidiary beneficially owns, directly or indirectly, any Investment Assets issued by Seller or any such officer, director or Affiliate. Except as disclosed in Section 2.22(b) of the Disclosure Schedule, each of the Liabilities and transactions listed in Section 2.22(a) of the Disclosure Schedule was incurred or engaged in, as the case may be, on an arm's-length basis. Except as disclosed in Section 2.22(c) of the Disclosure Schedule, since the December 31, 2003, all settlements of intercompany Liabilities between the Company or any Subsidiary, on the one hand, and Seller or any such officer, director or Affiliate, on the other, have been made, and all allocations of intercompany expenses have been applied, in the ordinary course of business consistent with past practice.

      2.23 Employees; Labor Relations.

      (a) Section 2.23 of the Disclosure Schedule contains a list of the name of each officer and employee of the Company and the Subsidiaries at the date hereof, together with each such person's position or function, annual base salary or wages and any incentive or bonus arrangement with respect to such person in effect on such date. Sellers have not received any information that would lead it to believe that a material number of such persons will or may cease to be employees of the Company, or will refuse offers of employment from Purchaser, because of the consummation of the transactions contemplated by this Agreement.

      (b) Except as disclosed in Section 2.23 of the Disclosure Schedule, (i) no employee of the Company or any Subsidiary is presently a member of a collective bargaining unit and, to the Knowledge of Sellers, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of the Company or any Subsidiary, and (ii) no unfair labor practice complaint or sex, age, race or other discrimination claim has been brought during the last five (5) years against the Company or any of the Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental or Regulatory Authority. Since December 31, 2001, there has been no work stoppage, strike or other concerted action by employees of the Company or any Subsidiary. During that period, the Company and the Subsidiaries have complied in all material respects with all applicable Laws relating to the employment of labor, including, without limitation those relating to wages, hours and collective bargaining.

      2.24 Substantial Customers and Suppliers. Section 2.24(a) of the Disclosure Schedule lists the ten (10) largest customers of the Company and the Subsidiaries, on the basis of revenues for goods sold or services provided for the most recently-completed fiscal year. Section 2.24(b) of the Disclosure Schedule lists the five (5) largest suppliers of the Company and the Subsidiaries, on the basis of cost of goods or services purchased for the most recently-completed fiscal year. Except as disclosed in Section 2.24(c) of the Disclosure Schedule and for the Specified Vendors (defined below), no such customer or supplier has ceased or materially reduced its purchases from, use of the services of, or sales or provision of services to the Company and the Subsidiaries since December 31, 2003, or to the Knowledge of Sellers, has threatened to cease or materially reduce such purchases, use, sales or provision of services after the date hereof. Except as disclosed in Section 2.24(d) of the Disclosure Schedule, to the Knowledge of Seller, no such customer or supplier is threatened with bankruptcy or insolvency.

      2.25 Bank and Brokerage Accounts; Investment Assets. Section 2.25 of the Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or any Subsidiary has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company or any Subsidiary having signatory power with respect thereto; and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

      2.26 No Powers of Attorney. Except as set forth in Section 2.26 of the Disclosure Schedule, neither the Company nor any Subsidiary has any powers of attorney or comparable delegations of authority outstanding.

      2.27 [Intentionally Omitted]

      2.28 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Sellers directly with Purchaser without the intervention of any Person on behalf of Sellers in such manner as to give rise to any valid claim by any Person against Purchaser, the Company or any Subsidiary for a finder's fee, brokerage commission or similar payment.

      2.29 Nature of Purchase; Accredited Investor. (a) Each Seller is acquiring the Purchaser Shares and True-Up Shares issued pursuant to this Agreement for its account for investment, not as a nominee or agent, and not with a view to the resale or distribution of such shares or any part thereof, and each Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Each Seller acknowledges that the issuance of the Purchaser Shares and True-Up Shares pursuant to this Agreement will not be registered under the Securities Act or any state securities or blue sky law, on the grounds that the offering and sale of the Purchaser Shares contemplated by this Agreement are exempt from registration pursuant to exceptions available under such laws, and that Purchaser's reliance upon such exemptions is predicated upon such Seller's representations set forth in this Agreement. Each Seller acknowledges and understands that such shares must be retained by each Seller until they are subsequently registered under the Securities Act and/or applicable state securities or blue sky laws or an exemption from such registration is available, and that the certificates representing such shares will contain a legend to the foregoing effect.

      (b) Each Seller is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to Sellers as follows:

      3.01 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

      3.02 Authority. The execution and delivery by Purchaser of this Agreement and the Operative Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser or its stockholders being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

      3.03 No Conflicts. The execution and delivery by Purchaser of this Agreement do not, and the execution and delivery by Purchaser of the Operative Agreements to which it is a party, the performance by Purchaser of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

(a) (x) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws (or other comparable corporate charter document) of Purchaser, (y) conflict with, result in a breach of, or trigger any rights under any agreement between Purchasers and any third party (including any conflicts, breaches, or triggering of rights that would allow any person to prevent the Company from filing the registration statement provided for in the Registration Rights Agreement (the “Registration Statement”); or (z) permit any person to include shares in the Registration Statement;

(b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 3.04 hereto, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its Assets and Properties; or

(c) except as disclosed in Schedule 3.03 hereto, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of its Assets or Properties under, any

Contract or License to which Purchaser is a party or by which any of its Assets and Properties is bound.

      3.04 Governmental Approvals and Filings. Except as disclosed in Schedule 3.04 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance by Purchaser of this Agreement or the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

      3.05 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

      3.06 Purchase for Investment. The Shares will be acquired by Purchaser (or, if applicable, its assignee pursuant to Section 14.09(b)(i)) for its own account for the purpose of investment, it being understood that the right to dispose of such Shares shall be entirely within the discretion of Purchaser (or such assignee, as the case may be). Purchaser (or such assignee, as the case may be) will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to cause Seller to be in violation of the registration requirements of the Securities Act, or applicable state securities or blue sky laws.

      3.07 SEC Reports and Financial Statements; No Adverse Change. A copy of Purchaser's Annual Report on Form 10-K/A for the period ended December 31, 2003, Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004, June 30, 2004, and September 30, 2004, 2004 definitive proxy statement (together with all amendments thereof and supplements thereto) filed by Purchaser or any of its subsidiaries with the Securities and Exchange Commission (the “SEC”) (as such documents have since the time of their filing been amended or supplemented, together with all other required reports, schedules, statements and forms filed by Purchaser since January 1, 2003, the “Purchaser SEC Reports”) are available for inspection on the SEC's EDGAR system. As of their respective dates, the Purchaser SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the case may be, and, to the extent not included in such acts, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder; and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Purchaser SEC Reports (the “Purchaser Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments) the consolidated financial position of Purchaser and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

      3.08 Capital Stock. The Purchaser Shares and True-Up Shares issuable in connection with this Agreement constitute voting stock, have been duly authorized by all requisite corporate action on the part of Purchaser and have been duly reserved for issuance pursuant to this Agreement and, when issued in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and issued free of any Liens arising from any actions of, or incurred by, Purchaser.

      3.09 Brokers. Except for North Point Advisors LLC, whose fees, commissions and expenses are the sole responsibility of and will be paid in full by Purchaser, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against any Seller, the Company or any Subsidiary for a finder's fee, brokerage commission or similar payment.

      3.10 Financial Condition. As of the Execution Date, Purchaser has available unrestricted, and uncommitted cash and marketable securities of not less than $3,500,000. As of January 3, 2005, Purchaser will have available, unrestricted, and uncommitted cash and marketable securities of not less than $3,000,000.

      3.11 Capitalization. The authorized capital stock of the Company consists of (i) 5,000,000 shares of preferred stock, par value .001 per share, of which no shares are issued and outstanding, and (ii) 75,000,000 shares of Common Stock, of which 54,590,138 shares are issued and outstanding. Except with respect to the Securities or as set forth on Schedule 3.11, there are no outstanding subscriptions, rights, options, warrants, conversion rights, agreements or other claims for the purchase or acquisition from the Company of any shares of its capital stock or obligating the Company to issue, repurchase, register or otherwise acquire, any shares of its capital stock or any securities convertible into, exercisable or exchangeable for, or otherwise entitling the holder to acquire, any shares of capital stock of the Company.

ARTICLE IV
COVENANTS OF SELLERS

      Sellers covenant and agree with Purchaser that (and Purchaser covenants and agrees for purposes of Section 4.06), at all times from and after the date hereof until the Closing and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified therein or, if no period is specified therein, indefinitely, Sellers will comply with all covenants and provisions of this Article IV, except to the extent Purchaser may otherwise consent in writing.

      4.01 Regulatory and Other Approvals. Sellers will, and will cause the Company and the Subsidiaries to, as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Seller, the Company or any Subsidiary to consummate the transactions contemplated hereby and by the Operative Agreements, including without limitation those described in Sections 2.06 and 2.07 of the Disclosure Schedule, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Purchaser or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) cooperate with Purchaser in connection with the performance of its obligations under Sections 5.01 and 5.02. Sellers will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

      4.02 [Intentionally omitted]

      4.03 Investigation by Purchaser. Sellers will, and will cause the Company and the Subsidiaries to, (a) provide Purchaser and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (together “Representatives”) with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and the Subsidiaries and their Assets and Properties and Books and Records, and (b) furnish Purchaser and such other Persons with all such information and data (including without limitation copies of Contracts, Benefit Plans and other Books and Records) concerning the business and operations of the Company and the Subsidiaries as Purchaser or any of such other Persons reasonably may request in connection with such investigation.

      4.04 No Solicitations. Sellers will not take, nor will it permit the Company, the Subsidiaries or any Affiliate of any Seller (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Sellers, the Company, the Subsidiaries or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Company or any Subsidiary or permitting access to the Assets and Properties and Books and Records of the Company or any Subsidiary) any offer or inquiry from any Person concerning an Acquisition Proposal. If Seller, the Company, any Subsidiary or any such Affiliate (or any such Person acting for or on their behalf) receives from any Person any offer, inquiry or informational request referred to above, Seller will promptly advise such Person, by written notice, of the terms of this Section 4.04 and will promptly, orally and in writing, advise Purchaser of such offer, inquiry or request and deliver a copy of such notice to Purchaser.

      4.05 Conduct of Business. Sellers will cause the Company and the Subsidiaries to conduct business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, Sellers will:

(a) cause the Company and the Subsidiaries to use commercially reasonable efforts, consistent with past practice, to (i) preserve intact the present business organization and reputation of the Company and the Subsidiaries, (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the present officers, employees and consultants of the Company and the Subsidiaries, (iii) maintain the Assets and Properties of the Company and the Subsidiaries in good working order and condition, ordinary wear and tear excepted, (iv) maintain the good will of customers, suppliers, lenders and other Persons to whom the Company or any Subsidiary sells goods or provides services or with whom the Company or any Subsidiary otherwise has significant business relationships and (v) continue all current sales, marketing and promotional activities relating to the business and operations of the Company and the Subsidiaries;

(b) except to the extent required by applicable Law, (i) cause the Books and Records to be maintained in the usual, regular and ordinary manner, (ii) not permit any material change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company or any Subsidiary, or (B) any method of calculating any bad debt, contingency or other reserve of the Company or any Subsidiary for accounting, financial reporting or Tax purposes and (iii) not permit any change in the fiscal year of the Company or any Subsidiary;

(c) (i) use, and will cause the Company and the Subsidiaries to use, commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage as the insurance afforded under the Contracts listed in Section 2.21 of the Disclosure Schedule, (ii) to the extent requested by Purchaser prior to the Closing Date, use all commercially reasonable efforts to cause such insurance coverage held by any Person (other than the Company or any Subsidiary) for the benefit of the Company or any Subsidiary to continue to be provided at the expense of the Company and the Subsidiaries for at least thirty (30) days after the Closing on substantially the same terms and conditions as provided on the date of this Agreement and (iii) cause any and all benefits under such Contracts paid or payable (whether before or after the date of this Agreement) with respect to the business, operations, employees or Assets and Properties of the Company and the Subsidiaries to be paid to the Company and the Subsidiaries; and

(d) cause the Company and the Subsidiaries to comply, in all material respects, with all Laws and Orders applicable to the business and operations of the Company and the Subsidiaries, and promptly following receipt thereof to give Purchaser copies of any notice received from any Governmental or Regulatory Authority or other Person alleging any violation of any such Law or Order.

      4.06 Financial Statements.

      (a) As promptly as practicable and in any event not later than ten (10) days after execution of this Agreement, the Company will cause an audit of the financial statements of the Company as of and for the year ended December 31, 2004 to be initiated by Tarlow & Company.

      (b) As promptly as practicable, the Company will deliver to Purchaser true and complete copies of such other financial statements, reports and analyses as may be prepared or received by Sellers, the Company or any Subsidiary relating to the business or operations of the Company or any Subsidiary or as Purchaser may otherwise reasonably request.

      (c) As promptly as practicable, the Company will deliver copies of all License applications and other filings (if any) made by the Company or any Subsidiary after the date hereof and before the Closing Date with any Governmental or Regulatory Authority (other than routine, recurring filings made in the ordinary course of business consistent with past practice).

      4.07 Employee Matters. Except as set forth on Schedule A, and except as may be required by Law, Sellers will refrain, and will cause the Company and the Subsidiaries to refrain, from directly or indirectly:

(a) making any representation or promise, oral or written, to any officer, employee or consultant of the Company or any Subsidiary concerning any Benefit Plan, except for statements as to the rights or accrued benefits of any officer, employee or consultant under the terms of any Benefit Plan;

(b) making any increase in the salary, wages or other compensation of any officer, employee or consultant of the Company or any Subsidiary;

(c) adopting, entering into or becoming bound by any Benefit Plan, employment-related Contract or collective bargaining agreement, or amending, modifying or terminating (partially or completely) any Benefit Plan, employment-related Contract or collective bargaining agreement, except to the extent required by applicable Law and, in the event compliance with legal requirements presents options, only to the extent that the option which the Company or Subsidiary reasonably believes to be the least costly is chosen; or

(d) establishing or modifying any (i) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, employment-related Contract or other employee compensation arrangement or (ii) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, employment-related Contract or other employee compensation arrangement.

Sellers will cause the Company and the Subsidiaries to administer each Benefit Plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of the Code, ERISA and all other applicable Laws. Sellers will promptly notify Purchaser in writing of each receipt by Sellers, the Company or any Subsidiary (and furnish Purchaser with copies) of any notice of investigation or administrative proceeding by the IRS, Department of Labor, PBGC or other Person involving any Benefit Plan.

      4.08 Certain Restrictions. Except as set forth on Schedule A, Sellers will cause the Company and the Subsidiaries to refrain from:

(a) amending their certificates or articles of incorporation or by-laws (or other comparable corporate charter documents) or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of any such corporation;

(b) authorizing, issuing, selling or otherwise disposing of any shares of capital stock of or any Option with respect to the Company or any Subsidiary, or modifying or amending any right of any holder of outstanding shares of capital stock of or Option with respect to the Company or any Subsidiary;

(c) declaring, setting aside or paying any dividend or other distribution in respect of the capital stock of the Company or any Subsidiary not wholly owned by the Company, or directly or indirectly redeeming, purchasing or otherwise acquiring any capital stock of or any Option with respect to the Company or any Subsidiary not wholly owned by the Company;

(d) acquiring or disposing of, or incurring any Lien (other than a Permitted Lien) on, any Assets and Properties, other than in the ordinary course of business consistent with past practice;

(e) (i) entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to (A) any Contract that would, if in existence on the date of this Agreement, be required to be disclosed in the Disclosure Schedule pursuant to Section 2.19(a) or (B) any material License or (ii) granting any irrevocable powers of attorney;

(f) violating, breaching or defaulting under in any material respect, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any License held or used by the Company or any Subsidiary or any Contract to which the Company or any Subsidiary is a party or by which any of their respective Assets and Properties is bound [(other than the Company's delay in payments to certain vendors)];

(g) (i) incurring Indebtedness or (ii) voluntarily purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right of the Company or any Subsidiary under, any Indebtedness of or owing to the Company or any Subsidiary;

(h) engaging with any Person in any merger or other business combination;

(i) making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets;

(j) making any change in the lines of business in which they participate or are engaged;

(k) writing off or writing down any of their Assets and Properties outside the ordinary course of business consistent with past practice; or

(l) entering into any Contract to do or engage in any of the foregoing.

      4.09 Affiliate Transactions. Except as set forth in Schedule A or in the Disclosure Schedule or as contemplated by this Agreement or the Operative Agreements, immediately prior to the Closing, all Indebtedness and other amounts owing under Contracts between any Seller, any officer, director or Affiliate (other than the Company or any Subsidiary) of any Seller, on the one hand, and the Company or any of the Subsidiaries, on the other, will be paid in full, and Sellers will terminate and will cause any such officer, director or Affiliate to terminate each Contract with the Company or any Subsidiary. Prior to the Closing, neither the Company nor any Subsidiary will enter into any Contract or amend or modify any existing Contract, and will not engage in any transaction outside the ordinary course of business consistent with past practice or not on an arm's-length basis (other than pursuant to Contracts disclosed pursuant to Section 2.19(a)(vii) of the Disclosure Schedule), with Sellers or any such officer, director or Affiliate.

      4.10 Books and Records. On the Closing Date, Sellers will deliver or make available to Purchaser at the offices of the Company and the Subsidiaries all of the Books and Records, and if at any time after the Closing Seller discovers in its possession or under its control any other Books and Records, it will forthwith deliver such Books and Records to Purchaser.

      4.11 Noncompetition. (a) Except as specified in Section 4.11(d) below, Sellers will, for a period of one (1) year from the Closing Date, refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its present or future Affiliates:

(i) employing, engaging or seeking to employ or engage any Person, other than Richard Hopple, who within the prior six (6) months, had been an officer or employee of the Company or a Subsidiary, unless such officer or employee (A) resigns voluntarily (without any solicitation from Seller or any of its Affiliates) or (B) is terminated by the Company or any Subsidiary after the Closing Date;

(ii) causing or attempting to cause (A) any client, customer or supplier of the Company or any Subsidiary to terminate or materially reduce its business with the Company and the

Subsidiaries or (B) any officer, employee or consultant of the Company or any Subsidiary to resign or sever a relationship with the Company or a Subsidiary;

(iii) disclosing (unless compelled by judicial or administrative process) or using any confidential or secret information relating to the Company or any of the Subsidiaries or any of their respective clients, customers or suppliers; or

(iv) participating or engaging in (other than through the ownership of five percent (5%) or less of any class of securities registered under the Securities Exchange Act of 1934, as amended), or otherwise lending assistance (financial or otherwise) to any Person participating or engaged in, any of the lines of business in which the Company or any of the Subsidiaries is participating or engaged on the Closing Date in any jurisdiction in which the Company or a Subsidiary participates or engages in such line of business on the Closing Date.

      (b) The parties hereto recognize that the Laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section. It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section. Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

      (c) The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of this Section would be inadequate, and Seller hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

      (d) Notwithstanding anything herein or otherwise to the contrary, the prohibitions and restrictions set forth in Sections 4.11(a)(i), (ii), and (iv) shall not apply to or be binding upon MacManus.

      4.12 Notice and Cure. Sellers will notify Purchaser in writing (where appropriate, through updates to the Disclosure Schedule) of, and contemporaneously will provide Purchaser with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes Known to Sellers, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Sellers under this Agreement to be breached or that renders or will render untrue any representation or warranty of Sellers contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance.

      4.13 Fulfillment of Conditions. Sellers will execute and deliver at the Closing each Operative Agreement that Sellers are required hereby to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser contained in this Agreement and will not, and will not permit the Company or any Subsidiary to, take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

ARTICLE V
COVENANTS OF PURCHASER

      Purchaser covenants and agrees with Sellers that, at all times from and after the date hereof until the Closing, Purchaser will comply with all covenants and provisions of this Article V, except to the extent Seller may otherwise consent in writing.

      5.01 Regulatory and Other Approvals. Purchaser will as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby and by the Operative Agreements, including without limitation those described in Schedules 3.03 and 3.04 hereto, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Sellers or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) cooperate with Sellers, the Company and the Subsidiaries in connection with the performance of their obligations under Sections 4.01 and 4.02. Purchaser will provide prompt notification to Sellers when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Sellers of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

      5.02 Notice and Cure. Purchaser will notify Sellers in writing of, and contemporaneously will provide Sellers with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to Purchaser, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Purchaser under this Agreement to be breached or that renders or will render untrue any representation or warranty of Purchaser contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Seller's right to seek indemnity under Article XI.

      5.03 Fulfillment of Conditions. Purchaser will execute and deliver at the Closing each Operative Agreement that Purchaser is hereby required to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Sellers contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

      5.04 Vendor Commitments. Promptly upon the execution of this Agreement, Purchaser will contact those Vendors of the Company identified on Schedule C hereto (together, the “Specified Vendors”), and will use its commercially reasonable efforts to cause the Specified Vendors to permit the Company to commit in writing to defer collection of all presently due or past due payables of the Company to the Specified Vendors until at least January 6, 2005 and to continue providing services to the Company consistent with past practices and service levels (each, a “Deferred Payment and Service Commitment”). If (a) Purchaser is unsuccessful in obtaining Deferred Payment and Service Commitments from the Specified Vendors prior to December 2, 2004; or (b) at any time after the Execution Date (whether or not Purchaser has obtained a Deferred Payment and Service Commitment from such Specified Vendor) any Specified Vendor notifies the Company that with respect to any presently or past due payables of the Company to such Specified Vendor it is: (x) accelerating, escalating or otherwise increasing its collection efforts against the Company, (y) pursuing other claims or remedies against the Company, or (z) taking or initiating (or will be taking or initiating at any time prior to January 6, 2004) efforts to cease providing services to the Company, then promptly upon notice from the Company (and in any event no later than 2:00 p.m. Eastern Standard Time on the next Business Day following notice from the Company (so long as such notice is made by facsimile or courier or personal delivery to the headquarters of Purchaser), Purchaser and the Company will enter into an ad-serving agreement or insertion agreement with industry standard terms (the “Ad-Serving Agreement”) and under which (a) the Company will be obligated to provide to Purchaser or its designated customers ad-serving services having a value of $250,000 at standard rates over a seven-month period and (b) Purchaser will be required to immediately deliver by wire transfer of immediately available funds to such account(s) as the Company may designate, the sum of $250,000 (the “Ad-Serving Pre-Payment”).

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF PURCHASER

      The obligations of Purchaser hereunder to purchase the Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

      6.01 Representations and Warranties. Each of the representations and warranties made by Sellers in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date.

      6.02 Performance. Sellers shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Sellers at or before the Closing.

      6.03 Officers' Certificates. Sellers shall have delivered to Purchaser certificate, dated the Closing Date and executed by each Seller, substantially in the forms and to the effect of Exhibits B-1 through B-3 hereto, and certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of MacManus and the Secretary or Assistant Secretary or other manager or member of Grace, substantially in the forms and to the effect of Exhibits C-1 and C-2 hereto.

      6.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Operative Agreements to Purchaser, and there shall not be pending or threatened on the Closing Date any Action or Proceeding in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser, the Company, any Subsidiary or the transactions contemplated by this Agreement or any of the Operative Agreements of any such Law.

      6.06 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Seller to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements, including under the HSR Act, shall have occurred.

      6.07 Third Party Consents. All consents (or in lieu thereof waivers) to the performance by Purchaser and Seller of their obligations under this Agreement and the Operative Agreements or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which Purchaser, Seller, the Company or any Subsidiary is a party or by which any of their respective Assets and Properties are bound (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, except (other than in the case of the consents listed in Section 6.07 of the Disclosure Schedule) where the failure to obtain any such consent (or in lieu thereof waiver) could not reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect Purchaser or to have a Company Material Advance Effect or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement and the Operative Agreements to Purchaser.

      6.08 [Intentionally omitted]

      6.09 Resignations of Directors and Officers. Those directors and officers of the Company identified on Schedule B to this Agreement shall have tendered, effective at the Closing, their resignations as such directors and officers.

      6.10 Registration Rights Agreement. Sellers and Purchaser shall have entered into the Registration Rights Agreement substantially in the form of Exhibit E hereto (the “Registration Rights Agreement”).

      6.11 Second Amended and Restated Security Agreement. MacManus, the Company and Purchaser shall have entered into a Second Amended and Restated Security Agreement, dated as of the Closing Date by and between the Company and MacManus, substantially in the form of Exhibit F hereto (the “Seconded Amended and Restated Security Agreement”), and concurrently with or immediately preceding the Closing, Purchaser shall have caused the amount outstanding under that certain Amended and Restated Promissory Note, dated as of February 24, 2004 in the principal amount of $2,000,000 to have been reduced by $250,000 pursuant to a letter agreement reasonably acceptable to MacManus and the Purchaser (the “Note Reduction Letter”).

      6.12 Amendment to SubLease of 170 Varick Street. Semaphore Partners and the Company shall have entered into an amendment of that certain sublease agreement between them with respect to space sublet by the Company in the building known as 160-170 Varick Street, New York, New York substantially in the form of Exhibit F-2 hereto (the “Sublease Amendment”).

      6.13 Agreement Regarding Chief Executive Officer of the Company. Purchaser and Sellers shall have entered into an agreement with respect to severance payments to the Chief Executive Officer substantially in the form of Exhibit G hereto (the “CEO Severance Agreement”).

      6.14 Proceedings. All proceedings to be taken on the part of Sellers in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received copies of all such documents and other evidences as Purchaser may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF SELLERS

      The obligations of Sellers hereunder to sell the Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by a majority in interest of the Sellers (the “Requisite Sellers”) in their sole discretion, except for the condition set forth in Section 7.10, which may be waived only with the consent of MacManus):

      7.01 Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

      7.02 Performance. Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

      7.03 Officers' Certificates. Purchaser shall have delivered to Sellers a certificate, dated the Closing Date and executed in the name and on behalf of Purchaser by the President or any Senior Vice President of Purchaser, substantially in the form and to the effect of Exhibit I hereto, and a certificate, dated the Closing Date and executed by the Secretary of Purchaser, substantially in the form and to the effect of Exhibit J hereto.

      7.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

      7.06 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Seller and Purchaser to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements, including under the HSR Act, shall have occurred.

      7.07 Third Party Consents. All consents (or in lieu thereof waivers) to the performance by Sellers of their obligations hereunder and to the consummation of the transactions contemplated hereby as are required under the Contracts listed in Section 7.07 of the Disclosure Schedule (a) shall have been obtained, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect.

      7.08 [Intentionally omitted]

      7.09 Registration Rights Agreement. Sellers and Purchaser shall have entered into the Registration Rights Agreement.

      7.10 Amended and Restated Security Agreement. MacManus, the Company, and Purchaser shall have entered into the Seconded Amended and Restated Security Agreement and MacManus and Purchaser shall have executed the Note Reduction Letter.

      7.11 Amendment to SubLease of 170 Varick Street. The Company shall have entered into Sublease Amendment with Semaphore Partners.

      7.12 Agreement Regarding Chief Executive Officer of the Company. Purchaser and Sellers shall have entered into the CEO Severance Agreement.

      7.13 Purchaser Liquidity. Purchaser shall have as of Closing, available, unrestricted, and uncommitted cash and marketable securities of not less than $3,000,000, and shall deliver a certificate of its CFO to that effect to Sellers and the Company.

      7.14 Proceedings. All proceedings to be taken on the part of Purchaser in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received copies of all such documents and other evidences as Seller may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

ARTICLE VIII
TAX MATTERS AND POST-CLOSING TAXES

      8.01 Transfer Taxes. Purchaser shall cause the Company, at the Company's expense, to prepare and timely file, in accordance with all applicable laws and regulations, all necessary Tax Returns and other documentation with respect to all Transfer Taxes. Sellers shall reasonably cooperate with the Company and Purchaser in the preparation and filing of any such Tax Returns and other documentation. Notwithstanding the foregoing, Purchaser shall be responsible for and pay all applicable Transfer Taxes and stamp taxes relating to the issuance of any shares of Purchaser Common Stock hereunder to Sellers.

      8.02 Additional Tax Covenants.

      (a) (i) Any Tax Sharing Agreement to which the Company is a party shall be terminated as to the Company as of the Closing Date, and the Company shall have no further obligations thereunder.

(ii) All powers of attorney granted by the Company with respect to Taxes shall be revoked as of the Closing Date.

(iii) Sellers agree that between the date of this Agreement and the Closing, Sellers will not cause or permit the Company to (x) make any change in the Company's Tax accounting methods, any new election with respect to Taxes or any modification or revocation of any existing election with respect to Taxes or (y) settle or otherwise dispose of any Tax audit, dispute, or other Tax proceeding, in each case without Purchaser's express written consent thereto.

      (b) At or prior to the Closing, each Seller shall deliver to Purchaser a certificate in the form required by Section 1445(b)(2) of the Code and the regulations promulgated thereunder to the effect that the Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

      (c) (i) Subject to the provisions of this Section 8.02(c), Sellers shall have the right, at their own expense, to control, manage and be responsible for any audit, contest, claim, proceeding or inquiry with respect to Taxes for any taxable year or period ending on or before the Closing Date and shall have the right to settle or contest in its discretion any such audit, contest, claim or proceeding; provided, however, that (x) no settlement or disposition of any such proceeding shall be made without Purchaser's written consent if the same could reasonably be expected to affect Purchaser's liability for Taxes in any taxable period or portion of a taxable period ending after the Closing Date; (y) Purchaser and Sellers shall jointly control any proceeding relating to a taxable period that begins before, and ends after, the Closing Date; and (z) Purchaser shall have the right to attend and participate in (but not control) at is own expense, any proceeding (insofar as it relates to the Company) the control of which is allocated to Sellers pursuant to this Section 8.02(c).

(ii) Except for the proceedings the control of which is determined pursuant to Section 8.02(c)(i), Purchaser shall, at its own expense, control, manage and solely be responsible for any audit, contest, claim, proceeding or inquiry with respect to Taxes for any taxable year or period ending after the Closing Date, and shall have the exclusive right to settle or contest any such audit, contest, claim, proceeding or inquiry without the consent of any other party.

      8.03 Tax Returns.

      (a) The Company shall timely prepare (or cause to be prepared) and shall timely file (or cause to be timely filed) all Tax Returns of the Company for any taxable year or period ending on or before the Closing Date which are not required to be filed on or before the Closing Date. At least 30 days prior to the due date for filing such Tax Return, the Company shall provide Purchaser and Sellers with a copy of such Tax Return for their review and consent, which shall not be unreasonably withheld.

      (b) Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns of the Company for any taxable year or period commencing prior to the Closing Date and ending subsequent to the Closing Date. Purchaser shall provide Sellers with a copy of each Tax Return for its review and comment at least 30 days prior to the due date for filing such Tax Return and Purchaser shall make any changes to each such Tax Return reasonably requested by the Requisite Sellers.

      (c) The Tax Returns referred to in Sections 8.03(a) and (b), shall, to the extent not otherwise required by Law, be prepared in a manner consistent with the Company's past practice (including any Tax elections and methods of accounting).

ARTICLE IX
POST-CLOSING COVENANTS

      9.01 Continuing Indemnification. All rights to indemnification existing in favor of those persons who are directors and officers of the Company as of the Execution Date (the “Indemnified Persons”) for their acts and omissions occurring prior to the Closing Date, as provided in the Company's Certificate of Incorporation or Bylaws (as in effect as of the date of this Agreement)

shall survive the Closing and the transactions provided for in this Agreement and will be observed by Purchaser and its successors and Affiliates to the fullest extent permitted by applicable law for a period of six years from the Closing Date.

      9.02 Employee Matters. Purchaser shall cause the Company to continue in employment, as employees at will: (i) all employees of the Company who are on the Company's active payroll on the Closing Date, and (ii) any employee of the Company on an approved leave of absence or disability leave as of the Closing Date, if such employee returns to active employment with the Company immediately upon the conclusion of any such leave of absence or within the period required by applicable law (all such employees being hereinafter referred to as “Continuing Employees”). The employment of the Continuing Employees shall be on substantially the same terms, including pay and benefits, or better terms, as those existing immediately prior to the Closing Date; provided, however, that the Company shall have no obligation to continue to employ any Continuing Employee for any specific period of time following the Closing Date. Prior service of the Continuing Employees of the Company shall be recognized for the purposes of seniority and for eligibility under Company Employee Plans and/or the employee benefit plans of Purchaser if any Continuing Employee is transferred to or hired by Purchaser or any Subsidiary of Purchaser. As soon as reasonably practicable following the Closing Date, Purchaser shall cause the Company to adopt and participate in the employee benefit plans of Purchaser, including any and all retirement plans, group life insurance, health and hospitalization and disability insurance programs, and other employee benefit plans maintained by Purchaser for its employees. On or prior to the date which is 90 days after the Closing, the Purchaser will cause the Company to satisfy the employee bonus obligations disclosed in Section 2.11 of the Disclosure Schedule.

      9.03 Continuing Obligations. From and after the Closing, Purchaser will cause the Company to perform its obligations and covenants under this Agreement and the Operative Agreements and will not, directly or indirectly, attempt to circumvent or avoid its or the Company's obligations and covenants hereunder.

ARTICLE X
SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

      10.01 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of Purchaser (whether or not exercised) to investigate the affairs of the Company and the Subsidiaries or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, Seller and Purchaser have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements of Seller and Purchaser contained in this Agreement will survive the Closing (a) indefinitely with respect to (i) the representations and warranties contained in Sections 2.02, 2.04, 2.05 (but only insofar as it relates to the capital stock of the Subsidiaries), 2.28, 3.02 and 3.07, 3.08, and 3.09, 3.10, and (ii) the covenants and agreements contained in Sections 1.05, 14.03 and 14.05; (b) until sixty (60) days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to matters covered by Section 2.12 and Article VIII and, insofar as it relates to ERISA or the Code, Section 2.15; (c) until a date which is six (6) months following the Closing Date in the case of all other representations and warranties and any covenant or agreement to be performed in whole or in part on or prior to the Closing; and (d) with respect to each other covenant or agreement contained in this Agreement, until sixty (60) days following the last date on which such covenant or agreement is to be performed or, if no such date is specified, indefinitely; provided that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (b), (c) or (d) above will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under Article XI on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article XI.

ARTICLE XI
INDEMNIFICATION

      11.01 Indemnification.

      (a) Subject to paragraph (c) of this Section and the other Sections of this Article XI, Sellers shall severally and not jointly indemnify the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Seller contained in this Agreement, as qualified in each case by the disclosures set forth in the Disclosure Schedule or any schedule to this Agreement and determined in all cases as if the terms “material” or “materially” were not included therein. Notwithstanding the foregoing, the Purchaser Indemnified Parties will not be entitled to obtain or seek indemnification for any item that constitutes a liability that is reflected in the Closing Balance Sheet or captured in any subsequent “true-up” adjustments or calculations. No Purchaser Indemnified Party (other than Purchaser) will be entitled to make or pursue any claim for indemnification hereunder without the express prior written approval of Purchaser.

      (b) Subject to the other Sections of this Article XI, Purchaser shall indemnify the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement, as qualified in each case by the disclosures set forth in any schedule or disclosure exhibit of Purchaser to this Agreement and determined in all cases as if the terms “material” or “materially” were not included therein.

      (c) Notwithstanding the foregoing, Sellers will not be obligated to indemnify Purchaser or any other Purchaser Indemnified Parties under this Section 11.01(a) or any other applicable Sections of this Article XI unless and until the amount of all losses incurred by Purchaser or the other Purchaser Indemnified Parties, taken as a group, exceeds in the aggregate $50,000 (the “Basket”), in which event Sellers shall indemnify Purchaser and the other Purchaser Indemnified Parties only for Losses in excess of the Basket from the first dollar above the Basket.

      (d) Each Seller's maximum aggregate indemnity obligations under Section 11.01(a) and other applicable Sections of this Article XI shall be limited to an amount equal to: (i) the number of shares issued at the Closing pursuant to Section 1.04 of this Agreement to such Seller (the “Seller Closing Shares Number”) multiplied by (ii) the closing price of Purchaser Common Stock on the date Purchaser notifies Sellers of the first claim under this Article XI (the “Claim Date Per Share Price”), the product of which shall be referred to herein as a Seller's “Indemnity Cap”; provided that this limitation shall not apply to a breach of a representation or warranty contained in Section 2.02, 2.04, 2.06, 2.07 or 2.28 or to a breach of a covenant contained in Section 1.05, 14.03 or 14.05. Notwithstanding anything in this Agreement or otherwise to the contrary, in connection with any claim for indemnification under Section 11.01(a) or the other applicable Sections of this Article XI, a Seller may satisfy in full any claim for indemnification by tendering to Purchaser (in the sole discretion of such Seller): either cash in the amount of the applicable claim (or such lesser amount as is ultimately determined to be due in respect of such claim), or: (x) if the claim at issue is for an amount that exceeds such Sellers' Indemnity Cap, then shares of Purchaser Common Stock equal to such Seller's Seller Closing Shares Number, or (y) if the claim at issue is for an aggregate amount that is less than the Seller's Indemnity Cap (the “Lesser Claim Amount”), such number of shares of Purchaser Common Stock as equals the quotient of the Lesser Claim Amount, divided by the Claim Date Per Share Price. For purposes of clarity: (A) if multiple claims are or have been made against the Sellers hereunder, under no circumstances will any Seller be liable for an aggregate amount in excess of its Indemnity Cap, which may be satisfied by tendering shares of Purchaser Common Stock as provided above or cash or any combination thereof, in each case in the sole discretion of such Seller; and (B) in the event of any claim involving a Lesser Claim

Amount, the shares of Purchaser Common Stock to be tendered shall be valued at the lesser of the Claim Date Per Share Price and the Per Share Price.

      11.02 Exclusivity of Indemnification Remedies and Limitations. Purchaser, Sellers, and the Company hereby agree that, from and after the Closing Date, Purchaser's (and any other Purchaser Indemnified Parties') sole and exclusive recourse against Sellers for any Losses or claim of Losses (other than Losses or claim of Losses arising out of Sellers' fraud or willful misconduct) arising out of or in connection with this Agreement or any of the agreements or transactions contemplated hereby or provided for herein or in any other agreement among, between or involving any of the parties hereto shall be in accordance with the indemnification provisions of this Article XI, and that each Seller's maximum aggregate liability shall expressly be limited in the case of each Seller to such Seller's Indemnity Cap. For purposes of Section 11.01(a) and the other applicable Sections of this Article XI, Sellers will not be deemed to have breached a representation or warranty if Purchaser had, on or prior to the Closing Date, received notice of the breach of or inaccuracy in, or of any facts or circumstances constituting or resulting in a breach or violation of or inaccuracy in, such representation or warranty pursuant to Section 4.12 hereof.

      11.03 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 11.01 will be asserted and resolved as follows:

(a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 11.01 is asserted against or sought to be collected from such Indemnified Party by a Person other than Sellers or any Affiliate of Sellers or of Purchaser (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party's ability to defend has been irreparably prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 11.01 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 11.03(a), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party, which consent will not be unreasonably withheld, in the case of any settlement that provides for any relief other than the payment of monetary damages as to which the Indemnified Party will be indemnified in full). The Indemnifying Party will be deemed to have waived its right to dispute its liability to the Indemnified Party under Section 11.01 with respect to any Third Party Claim as to which it elects to control the defense. The Indemnifying Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may retain separate counsel to represent it in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and the Indemnified Party will bear its own costs and expenses with respect to such separate counsel, except as provided in the preceding sentence and except that the Indemnifying Party will pay the costs and expenses of such separate counsel if (x) in the Indemnified Party's good faith judgment, it is advisable, based on advice of counsel, for the Indemnified Party to be represented by separate counsel because a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party which makes representation of both parties inappropriate under applicable standards of professional conduct or (y) the named parties to such Third Party Claim include both the Indemnifying Party and the Indemnified Party and the Indemnified Party determines in good faith, based on advice of counsel, that defenses are available to it that are unavailable to the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under Section 11.01 with respect to such Third Party Claim.

(ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 11.03(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party (subject to any limitations or caps provided for in this Article XI), the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof (subject to any limitations or caps provided for in this Article XI); provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party (subject to any limitations or caps provided for in this Article XI), provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this clause (ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation.

(iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 11.01 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss arising from such Third Party Claim (subject to any limitations or caps provided for in this Article XI) will be conclusively deemed a liability of the Indemnifying Party under Section 11.01 and the Indemnifying Party shall pay the amount of such Loss (subject to any limitations or caps provided for in this Article XI) to the Indemnified Party on demand following the final determination thereof (and any remaining portion of such Loss beyond any applicable cap provided for in this Article XI shall be the responsibility of the Indemnified Party). If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the

Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

(b) In the event any Indemnified Party should have a claim under Section 11.01 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss arising from the claim specified in such Indemnity Notice (subject to any limitations or caps provided for in this Article XI) will be conclusively deemed a liability of the Indemnifying Party under Section 11.01 and the Indemnifying Party shall pay the amount of such Loss (subject to any limitations or caps provided for in this Article XI) to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

ARTICLE XII
TERMINATION

      12.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) at any time before the Closing, by mutual written agreement of the Requisite Sellers and Purchaser;

(b) at any time before the Closing, by the Requisite Sellers or Purchaser, in the event (i) of a material breach of any covenant in this Agreement by the non-terminating party if such non-terminating party fails to cure such breach within five (5) Business Days following notification thereof by the terminating party or (ii) upon notification of the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party's obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof (whether by act or omission) by the terminating party;

(c) at any time after January 15, 2005 by the Requisite Sellers or Purchaser upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to close is not caused by a breach of this Agreement by the terminating party; or

(d) at any time after January 3, 2005 by the Requisite Sellers if the Closing has not occurred on or before such date and such failure is not caused by a material breach of any representation, warranty, covenant, or agreement in this Agreement by Sellers.

      12.02 Effect of Termination.

      (a) If this Agreement is validly terminated pursuant to Section 12.01(a), (b) or (c), this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Company, Sellers or Purchaser (or any of their respective stockholders, officers, directors, employees, agents or other representatives or Affiliates), except that the provisions with respect to expenses in Section 14.03 and confidentiality in Section 14.05 will continue to apply following any such termination.

      (b) If this Agreement is validly terminated pursuant to Section 12.01(d), then (x) this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Sellers or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions with respect to expenses in Section 14.03 and confidentiality in Section 14.05 will continue to apply following any such termination; and (y) if: (i) the Purchaser and the Company have not entered into Ad-Serving Agreement or Purchaser has not paid the Ad-Serving Pre-Payment in accordance with Section 5.04, then Purchaser will deliver by wire transfer of immediately available funds to such account(s) as the Company may designate, the sum of $250,000 by not later than 2:00 p.m. New York time on January 5, 2005, or (ii) the Ad-Serving Pre-Payment has been made by Purchaser to the Company in accordance with Section 5.04, then automatically and without further action by any person or party, the Company shall be relieved in all respects (and without cost or penalty) of its ad-serving obligations under the Ad-Serving Agreement.

ARTICLE XIII
DEFINITIONS

      13.01 Definitions.

      (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

      “Acquisition Proposal” means any proposal for a merger or other business combination to which the Company or any Subsidiary is a party or the direct or indirect acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement.

      “Actions or Proceedings” means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

      “Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

      “Agreement” means this Stock Purchase Agreement and the Exhibits, the Disclosure Schedule and the Schedules hereto and the certificates delivered in accordance with Sections 6.03 and 7.03, as the same shall be amended from time to time.

      “Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

      “Benefit Plan” means any Plan established by the Company or any Subsidiary, or any predecessor or Affiliate of any of the foregoing, existing at the Closing Date or prior thereto, to which the Company or any Subsidiary contributes or has contributed, or under which any employee, former employee or director of the Company or any Subsidiary or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

      “Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

      “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

      “Business or Condition of the Company” means the business, condition (financial or otherwise), results of operations, Assets and Properties of the Company and the Subsidiaries taken as a whole.

      “Claim Notice” means written notification pursuant to Section 11.03(a) of a Third Party Claim as to which indemnity under Section 11.02 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under Section 11.02, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Third Party Claim.

      “Closing” means the closing of the transactions contemplated by Section 1.03.

      “Closing Date” means (a) January 3, 2005, or (b) such other date as Purchaser and Sellers mutually agree upon in writing.

      “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      “Common Stock” means the common stock, par value $0.01 per share, of the Company.

      “Company” has the meaning ascribed to it in the forepart of this Agreement.

      “Company Material Adverse Effect” means any change, effect, event, or occurrence that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of the Company, other than any change, effect, event or occurrence arising from, relating to or connected with: (i) the economy of the United States generally, (ii) this Agreement or the transactions contemplated hereby or the announcement thereof, (iii) the online marketing and advertising market in general, and not specifically relating to the Company, (iv) any change in the Company's relationships or status with the Specified Vendors, or (v) any resignation or removal of any senior management employees or officers of the Company and the terms “material” and “materially” have correlative meanings when used in connection with the Company or its business or operations.

      “Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

      “Defined Benefit Plan” means each Benefit Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

      “Disclosure Schedule” means the record delivered to Purchaser by Seller herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Seller pursuant to this Agreement.

      “Dispute Period” means the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

      “ERISA Affiliate” means any Person who is in the same controlled group of corporations or who is under common control with Seller or, before the Closing, the Company or any Subsidiary (within the meaning of Section 414 of the Code).

      “GAAP” means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

      “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

      “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

      “Indemnified Party” means any Person claiming indemnification under any provision of Article XI.

      “Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article XI.

      “Indemnity Notice” means written notification pursuant to Section 11.03(b) of a claim for indemnity under Article XI by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

      “Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

      “Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company or any Subsidiary and issued by any Person other than the Company or any Subsidiary (other than trade receivables generated in the ordinary course of business of the Company and the Subsidiaries).

      “IRS” means the United States Internal Revenue Service.

      “Knowledge of Seller” or “Known to Seller” means the actual knowledge of any Seller, of Richard V. Hopple, and of Stephen Lagnado, and, in the case of MacManus, the actual knowledge of Scott van der Helder.

      “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

      “Liabilities” means all Indebtedness, monetary obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

      “Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

      “Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

      “Loss” or “Losses” means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment), net of insurance proceeds covering all or a portion of any of the foregoing and net of any tax benefit resulting from therefrom.

      “Operative Agreements” means the Registration Rights Agreement and any other agreements to be entered into in connection with the transactions provided for in this Agreement.

      “Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

      “Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

      “PBGC” means the Pension Benefit Guaranty Corporation established under ERISA.

      “Pension Benefit Plan” means each Benefit Plan which is a pension benefit plan within the meaning of Section 3(2) of ERISA.

      “Permitted Lien” means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the business of the Company or any Subsidiary.

      “Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

      “Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

      “Purchase Price” has the meaning ascribed to it in Section 1.02.

      “Purchaser” has the meaning ascribed to it in the forepart of this Agreement.

      “Purchaser Indemnified Parties” means Purchaser and its officers, directors, employees, agents and Affiliates.

      “Qualified Plan” means each Benefit Plan which is intended to qualify under Section 401 of the Code.

      “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

      “Representatives” has the meaning ascribed to it in Section 4.03.

      “Resolution Period” means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

      “Seller” has the meaning ascribed to it in the forepart of this Agreement.

      “Seller Indemnified Parties” means Seller and its officers, directors, employees, agents and Affiliates.

      “Shares” has the meaning ascribed to it in the forepart of this Agreement.

      “Subject Defined Benefit Plan” means each Defined Benefit Plan listed and described in Section 2.15(a) of the Disclosure Schedule.

      “Subsidiary” means any Person in which the Company, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than fifty percent (50%) of either the equity interests in, or the voting control of, such Person.

      “Tax Returns” means a report, return or other information (including any amendments) required to be supplied to a Governmental or Regulatory Authority with respect to Taxes.

      “Taxes” shall include any and all federal, state, county, local, foreign or other taxes, charges, imposts, rates, fees, levies or other assessments imposed by any Governmental or Regulatory Authority, including, without limitation, all net income, alternative minimum, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance, withholding or other taxes, fees, assessments or other similar charges of any kind whatsoever, together with any interest and penalties (civil or criminal) on or additions to any such taxes.

      “Third Party Claim” has the meaning ascribed to it in Section 11.03(a).

      “Transfer Taxes” means all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement.

      (b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Company or a Subsidiary. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE XIV
MISCELLANEOUS

      14.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to Purchaser, to:

Viewpoint Corporation 498 Seventh Avenue New York, N.Y. 10018 Facsimile No.: (212) 201-0801 Attn: Chief Financial Officer

with a copy to:

Viewpoint Corporation 498 Seventh Avenue New York, N.Y. 10018 Facsimile No.: (212) 201-0846

Attn: General Counsel

If to MacManus, to:

The MacManus Group, Inc. c/o Publicis Groupe S.A. 133 Avenue des Champs-Elysees 75008 Paris, France Facsimile No.:

Attn: Chief Financial Officer

with a copy to:

Davis & Gilbert 1740 Broadway New York, NY 10019 Facsimile No.: (212) 468-4888 Attn: Lewis A. Rubin, Esq.

If to Mr. Fadner, to:

Kenneth Fadner, at such address/facsimile number as he may hereafter provide to the Company or failing such delivery, at its last address on the books of the Company.

If to Mr. Lash, to:

James Lash Manchester Principal LLC Two Soundview Suite 302 Greenwich CT 06830 Facsimile No.: (as hereafter provided)

If to Grace to Grace Internet Capital at such address/facsimile number as it may hereafter provide to the Company or failing such delivery, at its last address on the books of the Company.

With copies of all notices hereunder to any party:

Cooley Godward LLP 11951 Freedom Drive Reston, VA 20190 Facsimile: (703) 456-8100 Attn: M. Spoto/G. Willard

      All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

      14.02 Entire Agreement. This Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

      14.03 Expenses. Except as otherwise expressly provided in this Agreement (including without limitation as provided in Section 12.02), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses, and Sellers shall pay the costs and expenses of the Company and the Subsidiaries incurred in connection with the negotiation, execution and closing of this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby. The Company will pay and satisfy all costs and expenses incurred by Cooley Godward LLP, counsel to the Company in connection with this Agreement and the transactions provided for herein, at or prior to the Closing.

      14.04 Public Announcements. Other than in connection with the initial press release approved by the Company and Purchaser and the related statements to the public to be made by Viewpoint at the conference call referenced in such press release, at all other times at or before the Closing, Sellers and Purchaser will not issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Sellers and Purchaser will also obtain the other party's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

      14.05 Confidentiality. Each party hereto will hold, and will use its best efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser's use of documents and information concerning the Company and the Subsidiaries furnished by Sellers hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

      14.06 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

      14.07 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

      14.08 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than (x) any Person entitled to indemnity under Article XI, (y) the directors and officers of the Company for purposes of Section 9.01, and (z) the Company for purposes of the provisions set forth in Section 5.04 and Section 12.02(d).

      14.09 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder (including without limitation its rights under Article XI) to [(i)] a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, [(ii) any post-Closing purchaser of all of the issued and outstanding stock of the Company or a substantial part of its assets or (iii) any financial institution providing purchase money or other financing to Purchaser or the Company from time to time as collateral security for such financing,] but no such assignment [referred to in clause (i) or (ii)] shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

      14.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

      14.11 Consent to Jurisdiction and Venue. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in the Borough of Manhattan in the City of New York in any action, suit or proceeding arising out of or relating to this Agreement or any of the Operative Agreements or any of the transactions contemplated hereby or thereby, and agrees that any such action, suit or proceeding shall be brought only in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 14.11 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of New York other than for such purpose. Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

      14.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

      14.13 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a Contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

      14.14 Counterparts. This Agreement may be executed in any number of counterparts, including facsimile counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

      14.15 Representation. Each party to this Agreement acknowledges that Cooley Godward LLP has acted solely as counsel to the Company in connection with the negotiation and preparation of this Agreement and the transactions provided for herein and has not represented any other party (including, without limitation, any Seller) with respect thereto. Each other party to this Agreement other than the Company hereby acknowledges that it or he has had an opportunity to ask for and have obtained information relevant to such representation and to consult with counsel of its or his choosing with respect to such matters, and has either engaged counsel of its or his choosing to represent it or him in connection with the negotiation and preparation of this Agreement and the transactions provided for herein, or has elected not to be represented by counsel.

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

VIEWPOINT CORPORATION

By: Name: Title:

THE MACMANUS GROUP, INC.

By: Name: Title:

KENNETH FADNER

JAMES LASH

GRACE INTERNET CAPITAL, LLC

By: Name: Title:

SCHEDULE OF SELLING STOCKHOLDERS

Stockholder	Number of Shares
THE MACMANUS GROUP, INC.	185,635
KENNETH FADNER	289,743
JAMES LASH	259,365
GRACE INTERNET CAPITAL	7,196

SCHEDULE A

Pre-Closing Covenant Exclusions

Set forth below are items that are to be excluded from certain pre-closing restrictive covenants contained in Article IV of the Agreement. Capitalized terms used but not defined herein have the meanings given thereto in the Agreement.

      4.07 Employee Matters.

      (a), (c), and (d) as disclosed in the Disclosure Schedule and previously discussed with Purchaser, the Company intends to implement a bonus program for and related bonus agreements with certain of its employees. The Company also intends and expects to implement severance arrangements with Richard V. Hopple substantially on the terms set forth in his existing employment agreement, which will result in the payment to Richard V. Hopple of certain amounts as contemplated by his employment agreement and the CEO Severance Agreement.

      4.08 Certain Restrictions.

      (e) The Sellers and the Company may require the ability to enter into certain compromises and arrangements with the Specified Vendors and other critical vendors or creditors of the Company. If such actions are required, the Company will consult with Purchaser regarding the proposed terms and conditions of any such compromises or arrangements, but will retain the discretion to agree to such terms and conditions as management of the Company deems appropriate.

      (f) The Sellers and the Company require the flexibility to continue to deal with creditors and vendors in a manner consistent with past practices with respect to payment terms and timing, which in certain cases may fall outside the contractual payment terms permitted and therefore could result in a breach of applicable Contracts by the Company.

      (g) The Sellers and the Company require the flexibility to permit the Company to obtain additional debt financing from the Company's existing investors or other sources in the amount of up $250,000, if necessary to address other payables prior to January 3, 2005. If the transactions provided for in the Agreement do not close by January 3, 2005, then the Company requires the flexibility to obtain additional debt financing of up to $1,000,000 prior to January 15, 2005. If such actions are required, the Company will consult with Purchaser regarding the proposed terms and conditions of any such debt financing.

      (h) The Sellers and Company require the flexibility in the pre-Closing period to wind-down certain operations relating to Ad4ever and Enliven, as generally referenced in the Disclosure Schedule.

      4.09 Affiliate Transactions. The Agreement, the Disclosure Schedules and this Schedule A address and contemplate several Affiliate transactions (including certain matters relating to the repayment of existing Indebtedness and the potential incurrence of additional Indebtedness), which the Company expects to complete at or prior to Closing.

SCHEDULE B

Required D&O Resignations

Richard V. Hopple (Director & Officer)

James Lash (Director)

Scott van der Helder (Director)

Kenneth Fadner (Director)

SCHEDULE C

Specified Vendors

Akamai

IBM

SCHEDULE 3.11

Purchaser Securities Disclosure

1. Viewpoint Corporation Outstanding Options as of December 1, 2004

      10,983,960 stock options issued to employees, officers, and directors having exercise prices between $0.46 and $25.12.

2. Viewpoint Corporation Outstanding Warrants as of December 1, 2004

Price ($/Share)	Issued (# of Shares)
2.2600	269,780
2.2600	249,027
2.2600	207,523
15.6500	57,500

Totals	783,830

Average Issued Price	3.2423